Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clean Diesel Technologies, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333- 166865) and Forms S-8 (Nos. 333-151777, 333-117057, 333-33276 and 333-16939) of Clean Diesel Technologies, Inc. of our report dated March 31, 2011, with respect to the consolidated balance sheets of Clean Diesel Technologies, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, which report appears in the December 31, 2010 annual report on Form 10-K of Clean Diesel Technologies, Inc.
Our report dated March 31, 2011 contains an explanatory paragraph that states that Clean Diesel Technologies, Inc. has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Los Angeles, California
March 31, 2011